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December 10, 1996                                                   Exhibit 5(a)


First State Bancorporation
111 Lomas N.W.
Albuquerque, New Mexico  87102

Re: First State Bancorporation-Registration Statement on Form S-3 Registering 100,000 Shares of Common Stock, No Par Value

Ladies and Gentlemen:

     We are acting as special counsel for First State Bancorporation, a New Mexico corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3 of 100,000 shares of Common Stock, no par value, of the Company (the "Shares"), being sold pursuant to the Dividend Reinvestment and Cash Payment Plan for Shareholders of First State Bancorporation (the "Plan").

     We have examined and are familiar with originals, or copies certified or otherwise identified to our satisfaction, of documents, corporate records, and other instruments as we have deemed necessary or advisable to render this opinion.

     On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized; and, when certificates therefor have been duly executed and delivered pursuant to the Plan and payment made for the Shares, the Shares will be legally issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5(a) to the aforesaid Registration Statement and to the inclusion of the statements with respect to us under the caption "Legal Matters" in the Prospectus forming a part thereof.

                                              Very truly yours,

                                              Hinkle, Cox Eaton, Coffield
                                              & Hensley